Accountants' Consent
                              --------------------


The Board of Directors
Willis Lease Finance Corporation


We consent to incorporation by reference in the registration statement on Form S-8 of Willis Lease Finance Corporation of our report dated March 6, 1997, relating to the balance sheets of Willis Lease Finance Corporation as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of Willis Lease Finance Corporation.

San Francisco, California
March 28, 1997